Exhibit A
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NEES Energy, Inc.
Balance Sheet
(Thousands of Dollars)
As of June 30, 2001
(Unaudited, Subject to Adjustment)

ASSETS
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Current assets:
	Cash	$    20
	Tax benefits receivable	18,837
			--------
	Total current assets	18,857
			--------

Total assets	$18,857
			========

LIABILITIES AND CAPITALIZATION
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Current liabilities:
	Accounts payable to affiliates	$    15
	Accrued expenses	2,978
			--------
	Total current liabilities	$ 2,993
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Parent company's investment:
	Subordinated notes payable to parent	22,538
	Common stock, par value $1 per share	1
	Other paid-in capital	(6,527)
	Accumulated deficit	(148)
			--------
	Total parent company's investment	15,864
			--------
Total liabilities and parent company's investment	$18,857
			========

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